Exhibit 21 - Subsidiaries of the RegistrantSubsidiary corporations serving as general partners or managers of limited liability entities are listed with those entities

Name of Subsidiary                        Type of entity      Jurisdiction
of                                                              organization
Ridgewood/Maine Hydro Partners, L.P.  limited partnership     Delaware*
Ridgewood Maine
 Hydro Corporation                    corporation             Delaware*
Ridgewood Maine, L.L.C.               limited liability co.   Delaware*
Ridgewood Waterpure Corporation       corporation             Delaware
Ridgewood ZAP LLC                     limited liability co.   Delaware
Ridgewood Santee River LLC            limited liability co.   Delaware**
Ridgewood U.K. Limited                limited liability co.   Delaware***
Ridgewood CLP Management Limited      U.K. limited co.        England***
Ridgewood Near East Development LLC   limited liability co.   Delaware***
Ridgewood Quantum LLC                 limited liability co.   Delaware****


*50% owned by Registrant and 50% owned by Ridgewood Electric Power Trust IV. **Two-thirds owned by Registrant and one-third owned by Ridgewood Electric Power Trust IV.
***50% owned by Registrant and 50% owned by The Ridgewood Power Growth Fund. **** Two-thirds owned by Registrant and one-third by Venture Fund I.